AMENDMENT NO. 5
to the
FEE WAIVER AND EXPENSE PAYMENT REIMBURSEMENT AGREEMENT

This Amendment is made as of August 17, 2010 to the Fee Waiver and Expense Payment Reimbursement Agreement dated August 14, 2007 (“Agreement”) between Munder Series Trust (“MST”) and Munder Capital Management (“MCM”).

WHEREAS, on August 17, 2010, the Board of Trustees of MST approved the continuation of the Agreement through October 31, 2011; and

WHEREAS, MCM agrees to the continuation of the Agreement through October 31, 2011.

NOW THEREFORE, in consideration of the promises and covenants contained herein, MST and MCM agree to amend the Agreement as follows:

1.	The term of the Agreement is hereby extended through October 31, 2011.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the date first set forth above.

MUNDER SERIES TRUST

By:    /s/ Stephen J. Shenkenberg
Stephen J. Shenkenberg
Vice President, Secretary & CCO

MUNDER CAPITAL MANAGEMENT

By:    /s/ Peter K. Hoglund
Peter K. Hoglund
Managing Director, Chief Financial Officer